Exhibit 99.1

First US Bancshares, Inc. Reports Second Quarter and Year-to-Date Earnings: Six-month EPS Growth of 52% Over 2022

BIRMINGHAM, AL (July 26, 2023) – Second Quarter Highlights:

Net Income	Diluted Earnings per share	Return on average assets (annualized)	Return on average common equity (annualized)	Return on average tangible common equity (annualized) (1)	Loans to deposits
$2.0 million	$0.31	0.79%	9.48%	10.41%	87.3%

First US Bancshares, Inc. (Nasdaq: FUSB) (the “Company”), the parent company of First US Bank (the “Bank”), today reported net income of $2.0 million, or $0.31 per diluted share, for the quarter ended June 30, 2023 (“2Q2023”), compared to $2.1 million, or $0.33 per diluted share, for the quarter ended March 31, 2023 (“1Q2023”) and $1.4 million, or $0.22 per diluted share, for the quarter ended June 30, 2022 (“2Q2022”). Net income totaled $4.1 million, or $0.64 per diluted share, for the six months ended June 30, 2023, compared to $2.8 million, or $0.42 per diluted share, for the six months ended June 30, 2022, an increase of 52.4% on diluted earnings per share.

The table below summarizes selected financial data for each of the periods presented.

	Quarter Ended					Six Months Ended
	2023		2022			2023	2022
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
Results of Operations:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income	$12,999	$11,960	$11,621	$10,670	$9,525	$24,959	$18,906
Interest expense	3,676	2,526	1,730	1,155	699	6,202	1,371
Net interest income	9,323	9,434	9,891	9,515	8,826	18,757	17,535
Provision for credit losses	300	269	527	1,165	895	569	1,616
Net interest income after provision for credit losses	9,023	9,165	9,364	8,350	7,931	18,188	15,919
Non-interest income	799	829	678	1,088	856	1,628	1,685
Non-interest expense	7,151	7,270	7,106	7,032	6,878	14,421	13,934
Income before income taxes	2,671	2,724	2,936	2,406	1,909	5,395	3,670
Provision for income taxes	648	652	708	546	494	1,300	894
Net income	$2,023	$2,072	$2,228	$1,860	$1,415	$4,095	$2,776
Per Share Data:
Basic net income per share	$0.34	$0.35	$0.37	$0.31	$0.23	$0.69	$0.45
Diluted net income per share	$0.31	$0.33	$0.35	$0.29	$0.22	$0.64	$0.42
Dividends declared	$0.05	$0.05	$0.05	$0.03	$0.03	$0.10	$0.06
Key Measures (Period End):
Total assets	$1,068,126	$1,026,658	$994,667	$989,277	$955,385
Tangible assets (1)	1,060,435	1,018,912	986,866	981,421	947,462
Total loans	814,494	775,889	773,873	750,271	714,637
Allowance for credit losses	11,536	11,599	9,422	9,373	8,751
Investment securities, net	124,404	128,689	132,657	145,903	152,536
Total deposits	932,628	897,885	870,025	846,537	844,296
Short-term borrowings	30,000	25,000	20,038	40,106	10,088
Long-term borrowings	10,763	10,744	10,726	10,708	10,690
Total shareholders’ equity	85,725	84,757	85,135	83,103	82,576
Tangible common equity (1)	78,034	77,011	77,334	75,247	74,653
Book value per common share	14.59	14.45	14.65	14.30	14.05
Tangible book value per common share (1)	13.28	13.13	13.31	12.95	12.70
Key Ratios:
Return on average assets (annualized)	0.79%	0.85%	0.90%	0.75%	0.58%	0.82%	0.58%
Return on average common equity (annualized)	9.48%	10.02%	10.60%	8.78%	6.55%	9.74%	6.36%
Return on average tangible common equity (annualized) (1)	10.41%	11.05%	11.70%	9.69%	7.21%	10.72%	6.99%
Net interest margin	3.88%	4.13%	4.27%	4.10%	3.91%	4.00%	3.94%
Efficiency ratio (2)	70.6%	70.8%	67.2%	66.3%	71.0%	70.7%	72.5%
Total loans to deposits	87.3%	86.4%	88.9%	88.6%	84.6%
Total loans to assets	76.3%	75.6%	77.8%	75.8%	74.8%
Common equity to total assets	8.03%	8.26%	8.56%	8.40%	8.64%
Tangible common equity to tangible assets (1)	7.36%	7.56%	7.84%	7.67%	7.88%
Tier 1 leverage ratio (3)	9.19%	9.36%	9.39%	9.23%	9.33%
Allowance for credit losses as % of loans	1.42%	1.49%	1.22%	1.25%	1.22%
Nonperforming assets as % of total assets	0.15%	0.18%	0.24%	0.28%	0.18%
Net charge-offs as a percentage of average loans	0.14%	0.11%	0.25%	0.29%	0.36%	0.14%	0.34%

(1) Refer to Non-GAAP reconciliation of tangible balances and measures beginning on page 12.
(2) Efficiency ratio = non-interest expense / (net interest income + non-interest income)
(3) First US Bank Tier 1 leverage ratio

First US Bancshares, Inc. Reports Second Quarter 2023 Results

July 26, 2023

CEO Commentary

“We are pleased to report a quarter of solid earnings amid a turbulent environment in the banking industry,” stated James F. House, President and CEO of the Company. “While net interest margin compressed during the quarter, we experienced substantial loan growth which enabled us to maintain reasonably consistent net interest income compared to the previous quarter. The Company’s significant year-over-year earnings improvement reflects both the overall beneficial impact of the higher interest rate environment on net interest income, as well as reduced provisioning for credit losses resulting from the Company’s ongoing strategic efforts to improve the Company’s asset quality. To date, the results of these efforts have exceeded our expectations,” concluded Mr. House.

Strategic Focus and Impact on Asset Quality

Since late 2021, the Company has benefited from strategic initiatives implemented in the third quarter of 2021 that were designed to improve operating efficiency, focus the Company’s loan growth activities, and fortify asset quality. The most significant component of these initiatives was the cessation of new business at the Bank’s wholly-owned consumer loan-focused subsidiary, Acceptance Loan Company (“ALC”). This initiative, which included the closure of ALC’s branch lending locations in September 2021, served to significantly decrease the Company’s non-interest expense beginning in 2022, and is expected to substantially improve the Company’s consumer lending asset quality as ALC’s remaining loans pay down over time. Historically, ALC’s loans have produced significantly higher levels of charge-offs than the Bank’s other loan portfolios.

As of June 30, 2023, remaining loans at ALC totaled $14.2 million, compared to $20.2 million as of December 31, 2022. During the first half of 2023, the Company began to realize substantially lower levels of net charge-offs associated with ALC loans as compared to prior periods. Net charge-offs on ALC loans totaled $0.2 million, or 2.61% of average loans, during the six months ended June 30, 2023, compared to $1.1 million, or 6.36% of average loans, during the six months ended June 30, 2022. While ALC’s loans have decreased, management has continued to focus the Company’s loan growth activities on other consumer portfolios of higher credit quality. In recent years, the Company’s primary vehicle for consumer loan growth has been through the Bank’s indirect consumer lending program which now operates in 17 states and consists of loans collateralized by recreational vehicles, campers, boats, horse trailers and cargo trailers. As of June 30, 2023, loans obtained through the indirect program totaled $300.2 million, compared to $266.6 million as of December 31, 2022. The weighted average credit score of loans in the indirect program totaled 770 as of June 30, 2023, and the weighted average credit score of loans added to the portfolio during the first six months of 2023 totaled 792. While net charge-offs in the indirect portfolio have increased in 2023 compared to 2022, loss percentages remain relatively low compared to ALC's historic levels. Net charge-offs as a percentage of average loans in the indirect portfolio totaled 0.20% during the six months ended June 30, 2023, compared to 0.08% during the six months ended June 30, 2022.

The reductions in ALC’s lending portfolio and growth in consumer lending of more favorable credit quality through the indirect program have contributed to substantial improvement in the credit quality of the Company’s consumer portfolio since late 2021, and accordingly, has led to improvement in the Company’s overall asset quality. As of June 30, 2023, the Company’s nonperforming assets as a percentage of assets decreased to 0.15%, compared to 0.24% as of December 31, 2022, while net charge-offs as a percentage of average loans decreased to 0.14% during the first six months of 2023, compared to 0.34% during the first six months of 2022.

First US Bancshares, Inc. Reports Second Quarter 2023 Results

July 26, 2023

Other Second Quarter Financial Results

Loan Growth – The table below summarizes loan balances by portfolio category as of the end of each of the most recent five quarters.

	Quarter Ended
	2023		2022
	June 30,	March 31,	December 31,	September 30,	June 30,
	(Dollars in Thousands)
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Real estate loans:
Construction, land development and other land loans	$91,231	$69,398	$53,914	$36,230	$40,647
Secured by 1-4 family residential properties	85,101	86,622	87,995	84,452	69,109
Secured by multi-family residential properties	54,719	63,368	67,852	72,377	66,851
Secured by non-farm, non-residential properties	204,270	198,266	200,156	200,707	187,032
Commercial and industrial loans	60,568	65,708	73,546	65,935	65,909
Consumer loans:
Direct	7,593	8,435	9,851	11,950	14,891
Branch retail	10,830	12,222	13,992	15,878	17,992
Indirect	300,182	271,870	266,567	262,742	252,206
Total loans held for investment	$814,494	$775,889	$773,873	$750,271	$714,637
Allowance for credit losses	11,536	11,599	9,422	9,373	8,751
Net loans held for investment	$802,958	$764,290	$764,451	$740,898	$705,886

Total loans increased by $38.6 million, or 5.0%, during 2Q2023. Loan volume increases during the quarter were driven primarily by growth in indirect consumer, construction, and commercial real estate (secured by non-farm, non-residential properties). The increase in construction was primarily attributable to growth in construction fundings on multi-family residential projects, while the growth in commercial real estate reflected ongoing economic growth in the Company’s service territories, albeit at a slowing pace. Growth in indirect consumer lending was consistent with continued demand for the products collateralized through the Company's indirect program. Indirect loan growth tends to be seasonal due to its emphasis on outdoor recreational products, with growth typically more pronounced in the spring and early summer months. Loan growth in 2Q2023 was partially offset by decreases in the residential real estate and commercial and industrial categories, as well as the direct consumer and branch retail consumer categories. Loans in direct consumer and branch retail were expected to decrease as they comprise the majority of ALC’s remaining loan balances. For the six months ended June 30, 2023, total loans increased by $40.6 million, or 5.2%, compared to growth of $6.3 million, or 0.9%, during the corresponding period of 2022.

Net Interest Income and Margin – Net interest income totaled $9.3 million in 2Q2023, compared to $9.4 million in 1Q2023. Net interest margin was 3.88% in 2Q2023, compared to 4.13% in 1Q2023. The decrease in both net interest income and margin compared to the previous quarter resulted from the ongoing impact of the rising interest rate environment as interest-bearing liabilities repriced faster than interest-earning assets during the quarter. Year-over-year, the Company has benefited from the rising interest rate environment that has persisted since March 2022. For the six months ended June 30, 2023, net interest income totaled $18.8 million (net interest margin of 4.00%), compared to $17.5 million (net interest margin of 3.94%) for the six months ended June 30, 2022. During the first six months of 2023, the competitive environment related to deposit pricing became increasingly more acute as the banking industry increased its focus on deposit growth in the wake of bank failures that occurred in the industry, primarily during 1Q2023. Given this environment, management focused efforts during 2Q2023 on both maintaining core deposit levels and growing deposits through competitive pricing.

Deposit Growth – Deposit growth totaled $34.7 million, or 3.9%, during 2Q2023. The growth included an increase of $5.9 million in noninterest-bearing deposits and $28.8 million in interest-bearing accounts. For the six months ended June 30, 2023, total deposits increased $62.6 million, or 7.2%. The year-to-date growth included an increase of $71.9 million in interest-bearing deposits, offset by a decrease of $9.3 million in noninterest-bearing deposits. The year-to-date shift to interest-bearing deposits is consistent with deposit holders seeking to maximize interest earnings on their accounts, particularly during 1Q2023. In addition, deposit growth for the first six months of 2023 included growth of $40.2 million in wholesale brokered deposits that were acquired in order to further enhance the Company’s liquidity position following the bank failures that occurred during 1Q2023. As of June 30, 2023, core deposits, which exclude time deposits of $250 thousand or more and all brokered deposits, totaled $785.7 million, or 84.2% of total deposits, compared to $761.7 million, or 84.8% of total deposits as of March 31, 2023, and $778.1 million, or 89.4% of total deposits, as of December 31, 2022.

First US Bancshares, Inc. Reports Second Quarter 2023 Results

July 26, 2023

Deployment of Funds – Management seeks to deploy earning assets in an efficient manner to maximize net interest income while maintaining appropriate levels of liquidity to protect the safety and soundness of the organization. Management’s decisions, particularly during the latter portion of 1Q2023 and throughout 2Q2023 were focused on maintaining the Company’s strong liquidity position. As part of this focus, management elected to hold higher levels of cash and cash equivalents and did not seek to re-deploy excess cash into the Company’s investment securities portfolio during the quarter. Cash and cash equivalents totaled $74.7 million as of June 30, 2023, compared to $68.4 million as of March 31, 2023, and $30.2 million as of December 31, 2022. Investment securities, including both the available-for-sale and held-to-maturity portfolios, totaled $124.4 million as of June 30, 2023, compared to $128.7 million as of March 31, 2023, and $132.7 million as of December 31, 2022. The expected average life of securities in the investment portfolio was 3.6 years as of June 30, 2023, compared to 3.5 years as of December 31, 2022. Management will continue to evaluate opportunities to invest excess cash balances within the context of anticipated loan and deposit growth and current liquidity needs.

Provision for Credit Losses – The Company recorded a provision for credit losses of $0.3 million during both 2Q2023 and 1Q2023. For the six months ended June 30, 2023, provision for credit losses totaled $0.6 million, compared to $1.6 million for the six months ended June 30, 2022. The year-to-date decrease in 2023 compared to 2022 was primarily the result of the cessation of business strategy at ALC which led to significantly reduced net charge-offs as ALC’s loans have paid down.

The tables below summarize changes in the Company’s allowance for credit losses on loans during the first six months of 2023, including the impact of the adoption of the current expected credit loss (CECL) accounting standard on January 1, 2023.

	As of and for the Six Months Ended June 30, 2023
	Construction, Land Development, and Other	Real Estate 1-4 Family	Real Estate Multi- Family	Non- Farm Non- Residential	Commercial and Industrial	Direct Consumer	Branch Retail	Indirect Consumer	Total
	(Dollars in Thousands)
	(Unaudited)
Allowance for credit losses:
Beginning balance	$517	$832	$646	$1,970	$919	$866	$518	$3,154	$9,422
Impact of adopting CECL	(94)	(39)	(85)	(147)	(20)	47	628	1,833	2,123
Charge-offs	—	(55)	—	—	—	(415)	(266)	(301)	(1,037)
Recoveries	—	23	—	—	—	347	146	33	549
Provision	204	11	(145)	(76)	(327)	(215)	(90)	1,117	479
Ending balance	$627	$772	$416	$1,747	$572	$630	$936	$5,836	$11,536

	Allowance for Credit Losses as a Percentage of Total Loans (Before and After CECL Adoption)
December 31, 2022	0.95%	0.94%	0.95%	0.99%	1.25%	8.61%	3.64%	1.18%	1.22%
January 1, 2023 (adoption)	0.78%	0.90%	0.83%	0.91%	1.22%	9.08%	8.05%	1.87%	1.49%
March 31, 2023	0.75%	0.89%	0.80%	0.89%	1.19%	10.57%	8.74%	1.95%	1.49%
June 30, 2023	0.69%	0.91%	0.76%	0.86%	0.94%	8.30%	8.64%	1.94%	1.42%

In addition to the provision for credit losses noted in the table above, the Company recorded $0.1 million to the provision for credit losses associated with unfunded commitments during the six months ended June 30, 2023.

Non-interest Income – Non-interest income levels remained relatively consistent, totaling $0.8 million in both 2Q2023 and 1Q2023 and $0.9 million in 2Q2022. For the six months ended June 30, 2023, non-interest income totaled $1.6 million, compared to $1.7 million for the six months ended June 30, 2022.

Non-interest Expense – Non-interest expense totaled $7.2 million in 2Q2023, compared to $7.3 million in 1Q2023, and $6.9 million 2Q2022. For the six months ended June 30, 2023, non-interest expense totaled $14.4 million, compared to $13.9 million for the six months ended June 30, 2022. The increase comparing 2Q2023 to 2Q2022, as well as the year-to-date periods, resulted from nonrecurring gains on the sale of OREO properties that offset non-interest expense in 2022, but were not repeated in 2023.

Shareholders’ Equity – As of June 30, 2023, shareholders’ equity totaled $85.7 million, or 8.0% of total assets, compared to $85.1 million, or 8.6% of total assets, as of December 31, 2022. The increase in shareholders’ equity resulted from earnings, net of dividends paid, offset by the CECL transition adjustment which reduced retained earnings by $1.8 million, net of tax, as well as a net increase in accumulated other comprehensive loss totaling $1.4 million associated with fair value declines in the available-for-sale investment portfolio and reclassification adjustments associated with terminated interest rate swaps. As of June 30, 2023, the Company’s ratio of common equity to total assets totaled

First US Bancshares, Inc. Reports Second Quarter 2023 Results

July 26, 2023

8.03%, compared to 8.56% as of December 31, 2022, while the Company’s ratio of tangible common equity to tangible assets totaled 7.36% as of June 30, 2023, compared to 7.84% as of December 31, 2022.

Cash Dividend – The Company declared a cash dividend of $0.05 per share on its common stock in 2Q2023. The dividend is consistent with amounts paid in 1Q2023 and the fourth quarter of 2022 (“4Q2022”). During each of the first three quarters of 2022, the Company paid cash dividends of $0.03 per common share. The increased dividend beginning in 4Q2022 is commensurate with the earnings improvement experienced by the Company in both the six months ended June 30, 2023 and full year 2022.

Regulatory Capital – During 2Q2023, the Bank continued to maintain capital ratios at higher levels than required to be considered a “well-capitalized” institution under applicable banking regulations. As of June 30, 2023, the Bank’s common equity Tier 1 capital and Tier 1 risk-based capital ratios were each 10.85%, its total capital ratio was 12.10%, and its Tier 1 leverage ratio was 9.19%.

Liquidity – As of June 30, 2023, the Company continued to maintain excess funding capacity sufficient to provide adequate liquidity for loan growth, capital expenditures and ongoing operations. The Company benefits from a strong core deposit base, a liquid investment securities portfolio and access to funding from a variety of sources, including federal funds lines, Federal Home Loan Bank (FHLB) advances and brokered deposits. In addition, the Company has access to the Federal Reserve’s discount window and its Bank Term Funding Program (BTFP), the latter of which was established during 1Q2023 in response to the liquidity events that occurred in the banking industry. Both the discount window and the BTFP allow borrowing on pledged collateral that includes eligible investment securities and, in certain circumstances, eligible loans. The discount window allows borrowing under 90-day terms, while borrowing terms under the BTFP are up to one year. The BTFP also allows investment securities to be pledged as collateral at 100% of par value when par value is greater than fair value. Although management periodically tests the Company’s ability to access cash from the Federal Reserve, the Company had no balances outstanding under either the discount window or BTFP s of June 30, 2023 and December 31, 2022.

In response to heightened liquidity concerns for the banking industry, in 1Q2023, management undertook procedures designed to enhance the Company’s liquidity position, including holding higher levels of on-balance sheet cash. During 2Q2023, management further enhanced on-balance sheet liquidity levels primarily through growth in unencumbered deposits. Exclusive of wholesale brokered deposit fundings, the Company’s total deposits increased by $29.8 million, or 3.7%, comparing June 30, 2023 to March 31, 2023. Although events during 1Q2023 strained the banking industry as a whole, the Company’s management remains confident in the stability of the Company’s core deposit base which has served as the Company’s primary funding source for many years. Excluding wholesale brokered deposits, as of June 30, 2023, the Company had over 29 thousand deposit accounts with an average balance of approximately $28.4 thousand per account. Estimated uninsured deposits (calculated as deposit amounts per deposit holder in excess of $250 thousand, the maximum amount of federal deposit insurance, and excluding deposits secured by pledged assets) totaled $161.7 million, or 17.3% of total deposits, as of June 30, 2023. As of December 31, 2022, estimated uninsured deposits totaled $148.3 million, or 17.1% of total deposits.

First US Bancshares, Inc. Reports Second Quarter 2023 Results

July 26, 2023

The table below provides information on the Company’s on-balance sheet liquidity, as well as readily available sources of liquidity as of both June 30, 2023 and December 31, 2022.

	June 30, 2023	December 31, 2022
	(Dollars in Thousands)
	(Unaudited)	(Unaudited)
Liquidity from cash and federal funds sold:
Cash and cash equivalents	$74,668	$30,152
Federal funds sold	721	1,768
Liquidity from cash and federal funds sold	75,389	31,920
Liquidity from pledgable investment securities:
Investment securities available-for sale, at fair value	122,933	130,795
Investment securities held-to-maturity, at amortized cost	1,471	1,862
Less: securities pledged	(43,893)	(54,717)
Less: estimated collateral value discounts	(10,653)	(7,833)
Liquidity from pledgable investment securities	69,858	70,107
Liquidity from unused lendable collateral (loans) at FHLB	10,996	18,215
Unsecured lines of credit with banks	28,000	45,000
Total readily available liquidity	$184,243	$165,242

The table calculates readily available sources of liquidity, including cash and cash equivalents, federal funds sold, and other liquidity sources. Certain of the measures have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”); however, management believes that the non-GAAP measures are beneficial to the reader as they enhance the overall understanding of the Company’s liquidity position and can be used as a supplement to GAAP-based measures of liquidity. Specifically, liquidity from pledgable investment securities and total readily available liquidity are non-GAAP measures used by management and regulators to analyze a portion of the Company's liquidity. Management uses these measures to evaluate the Company's liquidity position. Pledgable investment securities are considered by management as a readily available source of liquidity since the Company has the ability to pledge the securities with the FHLB or Federal Reserve to obtain immediate funding. Both available-for-sale and held-for-maturity securities may be pledged at fair value with the FHLB and through the Federal Reserve discount window. The amounts shown as liquidity from pledgable investment securities represents total investment securities as recorded on the balance sheet, less reductions for securities already pledged and discounts expected to be taken by the lender to determine collateral value. The calculations are intended to reflect minimum levels of liquidity readily available to the Company through the pledging of investment securities, and do not contemplate the additional available liquidity that could be available from the Federal Reserve through the BTFP.

Other readily available sources of liquidity include unused collateral in the form of loans that the Company had pledged with the FHLB, as well as unsecured lines of credit with other banks. The unused lendable collateral value at the FHLB presented in the table represents only the amount immediately available to the Company from loans already pledged by the Company to the FHLB as of each balance sheet date presented. As of June 30, 2023 and December 31, 2022, the Company's total remaining credit availability with the FHLB was $248.0 million and $246.8 million, respectively, subject to the pledging of additional collateral which may include eligible investment securities and loans. In addition, the Company has access to additional sources of liquidity that generally could be obtained over a period of time. For example, the Company has access to unsecured brokered deposits through the wholesale funding markets. Management believes the Company’s on-balance sheet and other readily available liquidity provide strong indicators of the Company’s ability to fund obligations in a stressed liquidity environment.

First US Bancshares, Inc. Reports Second Quarter 2023 Results

July 26, 2023

About First US Bancshares, Inc.

First US Bancshares, Inc. (the “Company”) is a bank holding company that operates banking offices in Alabama, Tennessee, and Virginia through First US Bank (the “Bank”). In addition, the Company’s operations include Acceptance Loan Company, Inc. (“ALC”), a consumer loan company. The Company files periodic reports with the U.S. Securities and Exchange Commission (the “SEC”). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.firstusbank.com. More information about the Company and the Bank may be obtained at www.firstusbank.com. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “FUSB.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties.

Certain factors that could affect the accuracy of such forward-looking statements and cause actual results to differ materially from those projected in such forward-looking statements are identified in the public filings made by the Company with the SEC, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. Such factors may include risk related to the Company's credit, including that if loan losses are greater than anticipated; the impact of national and local market conditions on the Company's business and operations; the rate of growth (or lack thereof) in the economy generally and in the Company’s service areas; strong competition in the banking industry; the impact of changes in interest rates and monetary policy on the Company’s performance and financial condition; the pending discontinuation of LIBOR as an interest rate benchmark; the impact of technological changes in the banking and financial service industries and potential information system failures; cybersecurity and data privacy threats; the costs of complying with extensive governmental regulation; the impact of changing accounting standards and tax laws on the Company's allowance for credit losses and financial results; the possibility that acquisitions may not produce anticipated results and result in unforeseen integration difficulties; and other risk factors described from time to time in the Company’s public filings, including, but not limited to, the Company’s most recent Annual Report on Form 10-K. Relative to the Company’s dividend policy, the payment of cash dividends is subject to the discretion of the Board of Directors and will be determined in light of then-current conditions, including the Company’s earnings, leverage, operations, financial conditions, capital requirements and other factors deemed relevant by the Board of Directors. In the future, the Board of Directors may change the Company’s dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

First US Bancshares, Inc. Reports Second Quarter 2023 Results

July 26, 2023

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

NET INTEREST MARGIN

THREE MONTHS ENDED June 30, 2023 AND 2022

(Dollars in Thousands)

(Unaudited)

	Three Months Ended			Three Months Ended
	June 30, 2023			June 30, 2022
	Average Balance	Interest	Annualized Yield/ Rate %	Average Balance	Interest	Annualized Yield/ Rate %
ASSETS
Interest-earning assets:
Total loans	$792,382	$11,764	5.95%	$698,696	$8,742	5.02%
Taxable investment securities	125,965	671	2.14%	147,799	663	1.80%
Tax-exempt investment securities	1,048	4	1.53%	2,540	11	1.74%
Federal Home Loan Bank stock	1,415	27	7.65%	798	8	4.02%
Federal funds sold	602	7	4.66%	81	1	4.95%
Interest-bearing deposits in banks	41,144	526	5.13%	54,753	100	0.73%
Total interest-earning assets	962,556	12,999	5.42%	904,667	9,525	4.22%

Noninterest-earning assets	60,895			66,990
Total	$1,023,451			$971,657

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Demand deposits	$215,645	$185	0.34%	$253,887	$130	0.21%
Savings deposits	224,512	1,155	2.06%	209,982	210	0.40%
Time deposits	298,418	1,982	2.66%	205,790	244	0.48%
Total interest-bearing deposits	738,575	3,322	1.80%	669,659	584	0.35%
Noninterest-bearing demand deposits	158,379	—	—	189,600	—	—
Total deposits	896,954	3,322	1.49%	859,259	584	0.27%
Borrowings	31,633	354	4.49%	17,569	115	2.63%
Total funding costs	928,587	3,676	1.59%	876,828	699	0.32%

Other noninterest-bearing liabilities	9,204			8,179
Shareholders’ equity	85,660			86,650
Total	$1,023,451			$971,657

Net interest income		$9,323			$8,826
Net interest margin			3.88%			3.91%

First US Bancshares, Inc. Reports Second Quarter 2023 Results

July 26, 2023

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

NET INTEREST MARGIN

SIX MONTHS ENDED June 30, 2023 AND 2022

(Dollars in Thousands)

(Unaudited)

	Six Months Ended			Six Months Ended
	June 30, 2023			June 30, 2022
	Average Balance	Interest	Annualized Yield/ Rate %	Average Balance	Interest	Annualized Yield/ Rate %
ASSETS
Interest-earning assets:
Total loans	$781,686	$22,746	5.87%	$697,701	$17,589	5.08%
Taxable investment securities	127,892	1,351	2.13%	139,101	1,148	1.66%
Tax-exempt investment securities	1,053	7	1.34%	2,655	23	1.75%
Federal Home Loan Bank stock	1,524	55	7.28%	839	16	3.85%
Federal funds sold	1,591	36	4.56%	81	1	2.49%
Interest-bearing deposits in banks	30,892	764	4.99%	56,297	129	0.46%
Total interest-earning assets	944,638	24,959	5.33%	896,674	18,906	4.25%

Noninterest-earning assets	61,612			65,978
Total	$1,006,250			$962,652

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Demand deposits	$221,480	$381	0.35%	$252,259	$256	0.20%
Savings deposits	209,279	1,708	1.65%	203,535	351	0.35%
Time deposits	284,433	3,370	2.39%	208,245	493	0.48%
Total interest-bearing deposits	715,192	5,459	1.54%	664,039	1,100	0.33%
Noninterest-bearing demand deposits	162,441	—	—	182,482	—	—
Total deposits	877,633	5,459	1.25%	846,521	1,100	0.26%
Borrowings	34,412	743	4.35%	19,133	271	2.86%
Total funding costs	912,045	6,202	1.37%	865,654	1,371	0.32%

Other noninterest-bearing liabilities	9,448			8,930
Shareholders’ equity	84,757			88,068
Total	$1,006,250			$962,652

Net interest income		$18,757			$17,535
Net interest margin			4.00%			3.94%

First US Bancshares, Inc. Reports Second Quarter 2023 Results

July 26, 2023

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Per Share Data)

	June 30,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Cash and due from banks	$11,555	$11,844
Interest-bearing deposits in banks	63,113	18,308
Total cash and cash equivalents	74,668	30,152
Federal funds sold	721	1,768
Investment securities available-for-sale, at fair value	122,933	130,795
Investment securities held-to-maturity, at amortized cost	1,471	1,862
Federal Home Loan Bank stock, at cost	1,802	1,359
Loans held for investment	814,494	773,873
Less allowance for credit losses	11,536	9,422
Net loans held for investment	802,958	764,451
Premises and equipment, net of accumulated depreciation	24,050	24,439
Cash surrender value of bank-owned life insurance	16,546	16,399
Accrued interest receivable	3,151	3,011
Goodwill and core deposit intangible, net	7,691	7,801
Other real estate owned	617	686
Other assets	11,518	11,944
Total assets	$1,068,126	$994,667
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$160,534	$169,822
Interest-bearing	772,094	700,203
Total deposits	932,628	870,025
Accrued interest expense	1,563	607
Other liabilities	7,447	8,136
Short-term borrowings	30,000	20,038
Long-term borrowings	10,763	10,726
Total liabilities	982,401	909,532
Shareholders’ equity:
Common stock, par value $0.01 per share, 10,000,000 shares authorized; 7,738,156 and 7,680,856 shares issued, respectively; 5,874,765 and 5,812,258 shares outstanding, respectively	75	75
Additional paid-in capital	14,675	14,510
Accumulated other comprehensive loss, net of tax	(8,622)	(7,241)
Retained earnings	106,157	104,460
Less treasury stock: 1,863,391 and 1,868,598 shares at cost, respectively	(26,560)	(26,669)
Total shareholders’ equity	85,725	85,135
Total liabilities and shareholders’ equity	$1,068,126	$994,667

First US Bancshares, Inc. Reports Second Quarter 2023 Results

July 26, 2023

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income:
Interest and fees on loans	$11,764	$8,742	$22,746	$17,589
Interest on investment securities	675	674	1,358	1,171
Interest on deposits in banks	526	100	764	129
Other	34	9	91	17
Total interest income	12,999	9,525	24,959	18,906

Interest expense:
Interest on deposits	3,322	584	5,459	1,100
Interest on borrowings	354	115	743	271
Total interest expense	3,676	699	6,202	1,371

Net interest income	9,323	8,826	18,757	17,535

Provision for credit losses	300	895	569	1,616

Net interest income after provision for credit losses	9,023	7,931	18,188	15,919

Non-interest income:
Service and other charges on deposit accounts	282	294	567	593
Lease income	235	211	466	425
Other income, net	282	351	595	667
Total non-interest income	799	856	1,628	1,685

Non-interest expense:
Salaries and employee benefits	3,968	4,052	8,190	8,382
Net occupancy and equipment	893	841	1,728	1,607
Computer services	430	430	851	807
Insurance expense and assessments	406	293	733	660
Fees for professional services	159	280	404	548
Other expense	1,295	982	2,515	1,930
Total non-interest expense	7,151	6,878	14,421	13,934

Income before income taxes	2,671	1,909	5,395	3,670
Provision for income taxes	648	494	1,300	894
Net income	$2,023	$1,415	$4,095	$2,776
Basic net income per share	$0.34	$0.23	$0.69	$0.45
Diluted net income per share	$0.31	$0.22	$0.64	$0.42
Dividends per share	$0.05	$0.03	$0.10	$0.06

First US Bancshares, Inc. Reports Second Quarter 2023 Results

July 26, 2023

Non-GAAP Financial Measures

In addition to the financial results presented in this press release that have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company’s management believes that certain non-GAAP financial measures and ratios are beneficial to the reader. These non-GAAP measures have been provided to enhance overall understanding of the Company’s current financial performance and position. Management believes that these presentations provide meaningful comparisons of financial performance and position in various periods and can be used as a supplement to the GAAP-based measures presented in this press release. The non-GAAP financial results presented should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Management believes that both GAAP measures of the Company’s financial performance and the respective non-GAAP measures should be considered together.

The non-GAAP measures and ratios that have been provided in this press release include measures of tangible assets and equity and certain ratios that include tangible assets and equity. Discussion of these measures and ratios is included below, along with reconciliations of such non-GAAP measures to GAAP amounts included in the consolidated financial statements previously presented in this press release.

Tangible Balances and Measures

In addition to capital ratios defined by GAAP and banking regulators, the Company utilizes various tangible common equity measures when evaluating capital utilization and adequacy. These measures, which are presented in the financial tables in this press release, may also include calculations of tangible assets. As defined by the Company, tangible common equity represents shareholders’ equity less goodwill and identifiable intangible assets, while tangible assets represent total assets less goodwill and identifiable intangible assets.

Management believes that the measures of tangible equity are important because they reflect the level of capital available to withstand unexpected market conditions. In addition, presentation of these measures allows readers to compare certain aspects of the Company’s capitalization to other organizations. In management’s experience, many stock analysts use tangible common equity measures in conjunction with more traditional bank capital ratios to compare capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets that typically result from the use of the purchase accounting method in accounting for mergers and acquisitions.

These calculations are intended to complement the capital ratios defined by GAAP and banking regulators. Because GAAP does not include these measures, management believes that there are no comparable GAAP financial measures to the tangible common equity ratios that the Company utilizes. Despite the importance of these measures to the Company, there are no standardized definitions for the measures, and, therefore, the Company’s calculations may not be comparable with those of other organizations. In addition, there may be limits to the usefulness of these measures to investors. Accordingly, management encourages readers to consider the Company’s consolidated financial statements in their entirety and not to rely on any single financial measure. The table below reconciles the Company’s calculations of these measures to amounts reported in accordance with GAAP.

First US Bancshares, Inc. Reports Second Quarter 2023 Results

July 26, 2023

		Quarter Ended					Six Months Ended
		2023		2022			2023	2022
		June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
		(Dollars in Thousands, Except Per Share Data)
		(Unaudited Reconciliation)
TANGIBLE BALANCES
Total assets		$1,068,126	$1,026,658	$994,667	$989,277	$955,385
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		256	311	366	421	488
Tangible assets	(a)	$1,060,435	$1,018,912	$986,866	$981,421	$947,462

Total shareholders’ equity		$85,725	$84,757	$85,135	$83,103	$82,576
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		256	311	366	421	488
Tangible common equity	(b)	$78,034	$77,011	$77,334	$75,247	$74,653

Average shareholders’ equity		$85,660	$83,837	$83,390	$84,085	$86,650	$84,757	$88,068
Less: Average goodwill		7,435	7,435	7,435	7,435	7,435	7,435	7,435
Less: Average core deposit intangible		282	337	392	451	523	310	559
Average tangible shareholders’ equity	(c)	$77,943	$76,065	$75,563	$76,199	$78,692	$77,012	$80,074

Net income	(d)	$2,023	$2,072	$2,228	$1,860	$1,415	$4,095	$2,776
Common shares outstanding (in thousands)	(e)	5,875	5,867	5,812	5,812	5,876

TANGIBLE MEASURES
Tangible book value per common share	(b)/(e)	$13.28	$13.13	$13.31	$12.95	$12.70

Tangible common equity to tangible assets	(b)/(a)	7.36%	7.56%	7.84%	7.67%	7.88%

Return on average tangible common equity (annualized)	(1)	10.41%	11.05%	11.70%	9.69%	7.21%	10.72%	6.99%

(1)
Calculation of Return on average tangible common equity (annualized) = ((net income (d) / number of days in period) * number of days in year) / average tangible shareholders’ equity (c)

Contact:	Thomas S. Elley
205-582-1200